SCHEDULE 14A
	(Rule 14a-101)

	INFORMATION REQUIRED IN PROXY STATEMENT

	SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
	Exchange Act of 1934 (Amendment No.)

Filed by registrant  X

Filed by a party other than the registrant ___

Check the appropriate box:

  X 	Preliminary proxy statement		____	Confidential, for Use of the
Commission Only (as permitted
by Rule 14a-6(e)(2)

   	Definitive proxy statement

___	Definitive additional materials

___	Soliciting material pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

	             The Montana Power Company
	(Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

 X 	$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

___	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
6(i)(3).

___	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


 (1)	Title of each class of securities to which transaction applies:

 (2)	Aggregate number of securities to which transactions applies:

 (3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

 (4)	Proposed maximum aggregate value of transaction:  N/A




___Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

N/A = NOT APPLICABLE

 (1)	Amount previously paid:

	____________________________________________________________

 (2)	Form, schedule or registration statement no.:

	____________________________________________________________

 (3)	Filing party:

	____________________________________________________________

 (4)	Date filed:

	___________________________________________________________






							March 29, 1996



To Our Shareholders:

	You are cordially invited to attend the Annual Meeting of Shareholders of The Montana Power Company. The meeting will be held at the Civic Center, 1340 Harrison Avenue, Butte, Montana, on Tuesday, May 14, 1996, at 10:00 a.m.

	At this meeting, you will be asked to elect seven persons to the Board of Directors and to authorize an amendment to the Articles of Incorporation.

	We hope that you will be able to attend the meeting. To make certain your vote is counted, please sign and date the enclosed proxy card and return it in the envelope provided. No postage is required. Sending in your proxy at this time will not affect your right to vote in person, should you be present at the meeting.

	We look forward to seeing you on May 14. Thank you for your continued confidence and support.

							Sincerely,



							Daniel T. Berube
							Chairman of the Board of Director




	THE MONTANA POWER COMPANY

	_____________________

	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

							40 East Broadway
							Butte, Montana  59701-9394

							March 29, 1996

To the Shareholders of

	THE MONTANA POWER COMPANY

	You are invited to attend the Annual Meeting of the Shareholders of The Montana Power Company which will be held at the Civic Center, 1340 Harrison Avenue, Butte, Montana, on Tuesday, May 14, 1996, at
10:00 a.m. for the following purposes:

	1.	To elect six Directors for a term of three years and to elect one Director for a term of two years.

	2.	To consider an amendment to the restated Articles of
Incorporation which would conform its provisions with respect to Directors' liabilities to those of Montana law; and

	3.	To transact such other business as may properly come before the meeting.

	The Board of Directors has fixed the close of business on March 7, 1996, as the record date for the determination of shareholders entitled to vote at this meeting.

	Your attention is directed to the Proxy Statement and Proxy enclosed herewith.

					By Order of the Board of Directors



					Pamela K. Merrell
					Vice President and Secretary


	THE INTEREST AND COOPERATION OF ALL SHAREHOLDERS IN THE AFFAIRS OF THE MONTANA POWER COMPANY ARE CONSIDERED TO BE OF THE GREATEST IMPORTANCE BY
YOUR COMPANY'S BOARD OF DIRECTORS.  IF YOU DO NOT EXPECT TO ATTEND THE
ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT YOU PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED HEREWITH. IF YOU DO
SO NOW, THE COMPANY WILL BE SAVED THE EXPENSE OF FOLLOW-UP SOLICITATIONS.



	THE MONTANA POWER COMPANY
	40 EAST BROADWAY, BUTTE, MONTANA  59701-9394

								March 29, 1996

	PROXY STATEMENT

	The accompanying proxy is solicited by the Board of Directors of The Montana Power Company, a Montana corporation, for use at the Annual Meeting of Shareholders on May 14, 1996, or at any adjournment thereof.

	This proxy statement and the accompanying proxy were mailed on or about March 29, 1996.

VOTING SECURITIES AND PRINCIPAL HOLDERS:

	The outstanding voting securities of the Company on March 7, 1996 were:

	(a)	___________ shares of no par value Common Stock.

	(b)	1,919,589 shares of no par value Preferred Stock, $6.00 Series,
$4.20 Series, $2.15 Series and $6.875 Series.

	Generally, shareholders will vote as a single class and are entitled to one vote for each share held of Common Stock and Preferred Stock. With respect to the election of Directors, each shareholder is entitled to as many votes as equals the number of shares held of Common Stock and Preferred Stock multiplied by the number of Directors to be elected, and may cast all of such votes in person or by proxy for a single candidate or may distribute them among any two or more of them, as he or she may see fit. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting in which a majority of the shares entitled to vote are present in person or by proxy. You may withhold your vote from any nominee for Director by writing his or her name in the appropriate space on the proxy
card.   Where proxies are marked "withhold authority," these shares are included in the determination of the number of shares present and voting. Abstentions and Broker non-votes are counted in determining the presence of a quorum, but will not be counted and have no effect on the results of any vote. If you return a signed proxy card that does not indicate your voting preferences, your shares will be voted for both the election of the nominated Directors (cumulatively or otherwise) and the Item 2 Proposal.
The affirmative vote of the holders of at least a majority of the shares present and voting will be required for the approval of the Item 2 Proposal.

	A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to any proxy will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

	Only shareholders of record at the close of business on March 7, 1996 are entitled to vote at the meeting.

	If you do not expect to be present at the meeting, kindly mark, sign and date the accompanying proxy and return it promptly in the enclosed envelope so that your shares may be represented at the meeting.






ITEM 1.  ELECTION OF DIRECTORS

	As a means of broadening its membership, both professionally and geographically, the Board of Directors, in 1995, amended the By-laws to increase the number of Directors from fourteen to sixteen and, effective September 1, appointed Tucker Hart Adams and John Jester as Directors.
Prior to their appointment, these new Directors had been Directors of Entech, Inc., the Company's wholly-owned subsidiary. The By-laws require Directors who are appointed to the Board as a result of an increase in its number to stand for election at the next Annual Meeting of Shareholders. In order to keep the group of Directors who are up for election each year as nearly equal as possible, Mr. Jester will stand for a term of two years.

	Seven Directors will be elected at the meeting, six for terms of three years and one for a term of two years or until the election and qualification of their respective successors. The seven nominees for election are, at present, members of the Board of Directors of the Company.

	The names and certain information with respect to the nominees and the nine other Directors whose terms do not expire this year are as follows:



NOMINEES FOR ELECTION FOR TERMS OF THREE YEARS EXPIRING IN 1999

	Tucker Hart Adams - Dr. Adams, 57, a Director of the Company since September 1, 1995. She has been President and Chief Executive Officer of The Adams Group Inc., a consulting firm which specializes in economic research, analysis and forecasting, and publishes the newsletter, Today's Economy. Dr. Adams is also a Director of Guarantee National Corporation, an insurance company, and a Director for ROC Communities, a real estate investment trust. She is also a trustee for the Tax Free Fund of Colorado, and for the Aquila Rocky Mountain Equity Fund. She is a resident of Colorado Springs, Colorado.

	Daniel T. Berube - Mr. Berube, 62, a Director of the Company since January 1, 1992. He has been Chief Executive Officer of the Company since January 1, 1992 and Chairman of the Board since July 1, 1992. He was President and Chief Executive Officer of Entech, Inc., the Company's subsidiary, from January 1, 1990 to December 31, 1991.

	Alan F. Cain - Mr. Cain, 56, a Director of the Company since
March 28, 1989. He has been President and Chief Executive Officer of Blue Cross/Blue Shield of Montana, Helena, MT, a health insurance company, since March 1986.

	Robert P. Gannon - Mr. Gannon, 51, a Director of the Company since January 1, 1990. He was elected Vice Chairman and President of the Company on January 23, 1996 and had been President and Chief Operating Officer responsible for utility operations since January 1, 1990. Mr. Gannon also has been a Director of Buttrey Food and Drug Stores Company, a food and drug retailer, since May 1992.

	James P. Lucas - Mr. Lucas, 68, a Director of the Company since March 1, 1982. He has been President of and Senior Attorney in Lucas and Monaghan, P.C., a law firm, Miles City, MT, since January 1977.

	George H. Selover - Mr. Selover, 66, a Director of the Company since 1986. He has been President of Selover Buick, Inc., Billings, MT, an auto sales and service business, since November 6, 1961. Until January 20, 1994, Mr. Selover was a Director, Vice Chairman and Corporate Secretary of Big Sky Airlines, Billings, MT, a commuter airline, doing business as Big Sky Transportation Company.


NOMINEE FOR ELECTION FOR A TERM OF TWO YEARS EXPIRING IN 1998

	John R. Jester - Mr. Jester, 55, a Director of the Company since September 1, 1995. He has been President of Muzak Limited Partnership, a telecommunications based business, since January 1, 1988. He is a resident of Seattle, Washington.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1998

	R. D. Corette - Mr. Corette, 55, a Director of the Company since July 1, 1990. He has been an Attorney, owner, and employee in the law firm of Corette, Pohlman, Black, Carlson, Mickelson and Johnston, Butte, MT, since 1966.

	Beverly D. Harris - Ms. Harris, 62, a Director of the Company since December 1, 1992. She has been President since January 1971 and Director since January 1972 of Empire Federal Savings & Loan Association, Livingston, MT.

	Arthur K. Neill - Mr. Neill, 58, a Director of the Company since January 1, 1990. He has been Executive Vice President - Generation and Transmission since January 1, 1994 and was Executive Vice President - Utility Services of the Company from January 1987 to January 1994.

	Noble E. Vosburg - Mr. Vosburg, 54, a Director of the Company since October 25, 1988. He has been President and Chief Executive Officer of Pacific Steel & Recycling, Great Falls, MT, a steel service center and recycling business, since May 1982.


DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1997

	Kay Foster - Ms. Foster, 54, a Director of the Company since
January 1, 1992. She has been the owner of Planteriors Unlimited, Billings, MT, an interior foliage plant sales and maintenance business, since December 1980.

	Chase T. Hibbard - Mr. Hibbard, 47, a Director of the Company since October 1, 1993. He has been a Montana State Representative since January 1, 1993. He has been President of the Sieben Live Stock Co., MT, a sheep and cattle ranch, since January 1981 and President of Hibbard Management Company, Helena, MT, which provides consulting services to agriculture, since January 1984.

	Daniel P. Lambros - Mr. Lambros, 64, a Director of the Company since November 24, 1987. He has been President of Lambros Realty, Missoula, MT, a real estate firm, since August 1961.

	Carl Lehrkind, III - Mr. Lehrkind, 57, a Director of the Company since July 1, 1984. He has been President of Lehrkind's, Inc., Bozeman, MT, a beverage bottler and distributor, since February 1970, and President, Owner and Operator of Yellowstone Country Food and Beverage, a restaurant, Livingston, MT and Miles City, MT, since February 1993.

	Jerrold P. Pederson - Mr. Pederson, 53, a Director of the Company since July 1, 1993. He has been Vice President and Chief Financial Officer of the Company since May 14, 1991, and was Vice President of Corporate Finance and Controller from June 1, 1990 to May 14, 1991.




	SECURITY OWNERSHIP OF MANAGEMENT

	The table below and information following set forth the number of shares beneficially owned on February 9, 1996, by each of the directors and each of the named executive officers in the Summary Compensation Table and all of the directors and all executive officers as a group. The shares beneficially owned by any director or named executive officer, or by all directors and executive officers as a group, do not exceed one percent of the Common and Preferred Stock outstanding.


	     Shares of
        Name of 	   Common Stock
   Beneficial Owner   	Beneficially Owned

Tucker Hart Adams	    43
Daniel T. Berube	45,834 (1) (8)
Alan F. Cain	   643 (2)
R. D. Corette	 2,280 (3)
Richard F. Cromer	23,205 (1) (4) (8)
Kay Foster	 1,328
Robert P. Gannon	27,748 (1) (8)
Beverly D. Harris	 2,511
Chase T. Hibbard	 1,400 (5)
John R. Jester	   500
Daniel P. Lambros	 1,000
Carl Lehrkind, III	 3,011 (6)
James P. Lucas	 1,401
James J. Murphy	22,598 (1) (8)
Arthur K. Neill	26,615 (1) (8)
Jerrold P. Pederson	20,707 (1) (8)
George H. Selover	   700
Noble E. Vosburg	 1,102 (7)

All Directors and
Executive Officers
as a group (28 in
number)	307,883 (9)



 (1)	Includes shares in the Deferred Savings and Employee Stock Ownership
Plan attributable to the Company's and the employee's contributions as follows: Mr. Berube - 8,917 shares, Mr. Cromer - 4,502 shares,
Mr. Gannon - 6,199 shares, Mr. Murphy - 4,656 shares, Mr. Neill -
5,091 shares, and Mr. Pederson - 5,807 shares.

 (2)	Includes 10 shares owned by Mr. Cain's spouse of which Mr. Cain disclaims beneficial ownership.

 (3)	Includes 72 shares of Common Stock owned by the estate of Mr. Corette's deceased father (which also owns 1 share of the $6.00 Series Preferred
Stock) of which estate Mr. Corette is Personal Representative and of which shares Mr. Corette disclaims beneficial ownership; 200 shares owned by Mr. Corette's mother for whom Mr. Corette is Conservator and of which he disclaims beneficial ownership.

 (4)	Includes 1,097 shares held by Mr. Cromer's spouse of which he disclaims beneficial ownership; and 59 shares held in a custodian account for his granddaughter of which Mr. Cromer is the custodian and with respect to which he has voting and investment power.

 (5)	Includes 1,200 shares held by Margaret Sieben Hibbard Trust of which
Mr. Hibbard has one-third beneficial ownership. Mr. Hibbard has neither voting nor investment power.

 (6)	Includes 600 shares of Common Stock held by the Trustee for Lehrkind's,
Inc. Profit Sharing Plan #2 of which Mr. Lehrkind is a beneficiary and with respect to which he has shared voting and investment power; and 1,911 shares of Common Stock held by Lehrkind's Inc., with respect to which he has shared voting and investment power.

 (7)	Includes 134 shares held by Mr. Vosburg's spouse of which Mr. Vosburg disclaims beneficial ownership.

 (8)	Includes, option shares exercisable within 60 days of the date as to
which ownership is stated in the following amounts:   31,800 for
Mr. Berube, 14,616 for Mr. Cromer, 21,200 for Mr. Gannon, 10,144 for
Mr. Murphy, 21,000 for Mr. Neill and 13,900 for Mr. Pederson. Also includes 3,814 of restricted stock awarded to Mr. Murphy.

 (9)	Includes 71,424 shares held for executive officers in the Deferred
Savings and Employee Stock Ownership Plan described on page _ hereof, 189,257 option shares exercisable within 60 days of the date as to which ownership is stated, and 5,972 shares of restricted stock.



	MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

	There were nine Board of Directors meetings in 1995. Each Director attended at least 87 percent of the aggregate of the meetings of the Board and the Board Committees of which he or she was a member, except for Mr. Lucas, who attended 63 percent of the aggregate of the meetings of the Board and the Board Committees of which he was a member and was excused from the remainder due to illness.

AUDIT COMMITTEE
	The Audit Committee is composed of Directors Vosburg (Chairman), Adams, Corette, Harris, Lucas and Selover, none of whom are employees of the Company. The Audit Committee met four times during 1995. The duties of the Audit Committee include recommending to the Board of Directors a firm of independent certified public accountants to audit the books and records of the Company, reviewing the audit with the independent accounting firm and recommending its approval to the Board of Directors. The Committee also reviews and approves major accounting policies, reviews the adequacy of principal internal controls, reviews the adequacy of disclosure of information essential to a fair presentation of the financial affairs of the Company and provides an avenue of communications between the Board of Directors and accounting and financial personnel, both external and internal. The Committee also reviews the scope and content of the Company's Code of Business Conduct, and considers any significant irregularities or exceptions reported to it.

PERSONNEL COMMITTEE
	The Personnel Committee is composed of Directors Lucas (Chairman), Adams, Cain, Corette, Foster, Harris, Hibbard, Jester, Lambros, Lehrkind, Selover and Vosburg, all of whom are non-employee Directors. The Personnel Committee met six times during 1995. The duties of the Personnel Committee include recommending to the Board of Directors a slate of Officers for election for the ensuing year, the administration of all employee retirement and welfare plans and programs, and the compensation of Officers of the Company. The Personnel Committee's report on Executive Compensation is on page _.

NOMINATING COMMITTEE
	The Committee on Directors' Affairs, which serves as a Nominating Committee, is composed of non-employee Directors Lambros (Chairman), Cain, Corette, Jester, Lehrkind, and Lucas, and Director Berube, the Company's Chief Executive Officer and Chairman of the Board. The Committee on Directors' Affairs met four times during 1995. The purpose of the Committee is to recommend to the Board of Directors persons to be elected to the Board when vacancies exist or when any additions to the Board may be authorized. The Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Committee in care of the Secretary of the Company.

	The Board of Directors also has an Executive Committee, a Contributions Committee, a Public Policy Committee, a Finance Committee and a Special Committee on Mergers and Acquisitions.


	NON-EMPLOYEE DIRECTOR COMPENSATION

	Non-employee Directors of the Company are paid $18,500 per year plus $500 for each meeting of a Committee of the Board attended, except those held in conjunction with regular Board meetings. They also receive $850 for attending each special meeting of the Board held in addition to the regularly scheduled Board meeting.

	Non-employee Directors who served on the Board of Entech, Inc., the Company's subsidiary were paid $12,333 plus $500 for each committee meeting attended, except those held in conjunction with regular Board meetings

	The Company has a Deferred Compensation Plan for non-employee Directors which permits such directors to defer their compensation until their retirement from the Board of Directors. During 1995, Mr. Vosburg deferred $10,250, Mr. Lambros $19,500 and Mr. Lehrkind $13,333. The deferred compensation earns interest at the rate determined by the Company based on Moody's Average Baa Corporate Bond rates. In addition, all Directors are eligible to participate in the Non-Qualified Benefit Restoration Plan described on page __.

PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION
	In accordance with Securities and Exchange Commission (SEC) rules, the Company provides certain information concerning compensation of the Company's Chairman and Chief Executive Officer and its four other most highly compensated officers,(named executive officers). This information includes the tables set forth herein and this report of the Personnel Committee of the Board of Directors which explains the rationale and considerations that led to the reported compensation of such officers.

	The Personnel Committee makes recommendations to the Board of Directors concerning the salaries of officers and oversees other forms of compensation and benefits to officers as well as to the employees of the Company generally.
 The Personnel Committee was in 1995 and is now comprised of all non-employee directors.

COMPENSATION PHILOSOPHY

	The compensation philosophy for executive officers conforms to the compensation philosophy of the Company generally for all employees. The Company endeavors to:

-	provide compensation comparable to that offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

-	provide compensation which relates to the performance of the individual and differentiates based upon individual performance;

-	provide an appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership; and

-	provide internal equity among employees, assuring reasonable relationship between salaries for positions and positional relationships.

EXECUTIVE OFFICERS' COMPENSATION

BASE SALARIES

	The Personnel Committee made a comprehensive review of executive compensation in 1994. The Committee engaged Towers Perrin, a compensation consultant, to conduct a competitive total compensation review of utility officers and the President of the Independent Power Group, including all of the named executive officers except James J. Murphy, whose compensation was addressed separately, as he is the President of a wholly-owned non-utility subsidiary.

	In 1995, the Committee had the Towers Perrin study updated as it related to base salary. The Edison Electric Institute (EEI) compensation survey was used as the primary data base for base salary comparisons, as it had been in the 1994 study. The EEI survey data of 95 electric utilities was adjusted for company revenue size using regression analysis. Many of the companies in the Peer Group shown in the Performance Graph, the Standard and Poor's 24 Electric Company Index, are included in this EEI data base. Other survey data, including private Towers Perrin surveys, were also used in a few instances where the EEI survey did not have adequate position comparisons. Comparisons for each position were made to the median compensation for the EEI revenue adjusted data base, and to the other surveys where necessary. Towers Perrin provided its 1994 opinion to the Committee that the methodology for determining market base salaries was consistent with the methodology used in the 1994 Towers Perrin comprehensive compensation study, and that the Committee's recommendations for salary adjustments were reasonable in comparison to the market data.

	Based upon the results of the base salary surveys, as well as consideration of other subjective factors, such as the performance of the individual officer, an assessment of the officer's value to the Company, internal equity among officers and employees, and the Company's 1994 performance, the Committee adjusted base salaries to bring them closer to competitive levels. However, even the adjusted base salaries remain at or below median base salary levels in the surveys.

	The Personnel Committee did not consider the salary of Mr. Murphy, as Mr. Murphy is President of Entech, Inc., a wholly-owned subsidiary of the Company. Mr. Murphy's salary was reviewed by the Personnel Committee of the Entech Board of Directors in 1995. His salary was adjusted using the same criteria and procedure as described above for the Company's officers, except the survey information was gathered from companies similar to Entech, Inc.--that is, coal and natural resource companies. Hay executive compensation surveys were also used for comparison. His salary was lower than the median for comparable positions and, thus, it was increased to bring it closer to the market, although it remains below the median.

INCENTIVE COMPENSATION

	In addition to adjusting salaries in 1995, the Committee continued its program of awarding long-term incentive opportunities. The Committee made the awards based upon the 1994 Towers Perrin advice that compensation should include an incentive component which objectively relates compensation to Company performance and its compensation philosophy of providing an appropriate linkage between compensation and the creation of shareholder value and of providing compensation comparable to that offered by similar companies as determined by the compensation surveys.

	The Committee awarded options and the right to receive the equivalent, in cash, of the dividends on the options. These awards made in 1995 were virtually identical to those made in 1994. The dividend equivalent awards are subject to the achievement of certain performance criteria over the three years from January 1, 1995 to December 31, 1997. The amount of the awards for each officer was determined by comparison of the value of the awards to the 1994 survey information, with the goal of bringing the total compensation opportunity closer to the median for the survey groups. The options, granted under the Company's Long-Term Incentive Plan described below, were granted at 100% of the closing price on the New York Stock Exchange - Composite
Transaction on the date of grant. One-third of the options are exercisable after December 31, 1995, one-third after December 31, 1996 and one-third after December 31, 1997; all have an exercise period of ten years from the date of grant. The dividend equivalent performance criteria for officers with responsibilities for both the utility and the non-utility subsidiaries is a comparison of the performance of the Company to the same Peer Group used in the performance graph in this Proxy Statement--the Standard and Poor 24 Electric Company Index. For these officers, in order to receive maximum payout (125%) of the dividend equivalent opportunity, the Company's total shareholder return (TSR) for the years 1995 through 1997 must be in at least the 90th percentile of the TSR for the Standard and Poor's 24 Electric Companies.
Payout decreases proportionately with the Company's decrease in TSR performance and no payout will be made if the Company's TSR is less than the 50th percentile of the Index companies. Officers responsible only for the utility have two additional performance measures: predetermined return on equity and utility rate competitiveness goals for the 1995-1997 time period. Richard F. Cromer, President of the Independent Power Group, also has two additional performance measures: predetermined return on equity and net income goals for the same period. Each performance measure accounts for one-third of the total measures. Payout of any of the dividend equivalents will not be determined or made until after the 1995-1997 period is over and the Committee determines the extent to which the goals have been achieved. Because the first dividend equivalent awards were made in 1994, no payouts were possible until 1997 and, thus, there were no payouts in 1995.

	The option grants to the named executive officers are shown on the Option Grant Table, infra, and the dividend equivalent awards are shown on the Long-Term Incentive Plan Table, infra.

	In 1994, Howard Johnson & Company performed an analysis of Entech's compensation for its Officers and recommended that an incentive compensation element be added. Therefore, grants of restricted stock which had performance and time restrictions were awarded to Entech, Inc. Officers in 1994. The performance restrictions for Mr. Murphy for 1994, 1995, and 1996 are the achievement of annually predetermined net income targets for Entech, Inc.

	The amounts of restricted stock which can be earned is reduced proportionately with reductions in the performance actually achieved and none of the award is earned if actual performance is less than 85% of the target.
To the extent the annual performance targets are met, there is an additional three year restriction which must pass before unrestricted stock is issued. To the extent performance measures are not met, restricted shares are cancelled. In 1995, based upon Entech's 1994 results, the performance restrictions were removed on approximately one-third of the 1994 shares. The performance targets in 1995 were not met and the 1995 restricted stock was cancelled entirely. Regular dividends are paid on the outstanding, uncancelled restricted stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

BASE SALARY

	The base salary of the Chief Executive Officer (CEO) was also the subject of the base salary analysis which showed that his base salary was below the median in the salary surveys. The Committee increased his base salary in 1995.
 After the adjustment, his base salary is slightly above the median base salary, but below the median for total cash compensation. In making this decision, the Committee considered the leadership provided by the CEO of Montana's largest company, the Company's general performance the previous year and a number of factors and criteria. The Committee noted that important information is provided to Board members in a timely fashion, that the CEO has assembled a strong management team and has a sound succession plan for key management positions, that under the CEO's leadership the Company is among the lowest cost providers of energy services in the country, that utility customer service and satisfaction is high, that the Company is making positive contributions to the social and economic well-being of the various areas in which it operates and has developed and abides by an exemplary code of business conduct, and that the previous year's financial performance was reasonable considering intensified competition, a period of slower growth, poor weather conditions, adverse regulatory decisions, and relatively flat earnings of Entech. Considered to be of importance also is that good relationships with key regulators of the Company have been maintained.

	The Committee also considered the continued attention of the CEO to short-term and long-term strategic business and financial plans, which are periodically revised to reflect new opportunities or unforeseen circumstances; and his involvement in frequent strategic discussion and planning that addresses the corporate environment in which the Company finds itself today.

	The Committee concluded that the performance of the CEO was strong.

INCENTIVE COMPENSATION

	Mr. Berube was also given an award of options and the right to receive the equivalent of dividends on the options if the TSR performance measure is achieved over the three years 1995 through 1997. The purpose of the award was the same as described above for the officers generally: to tie his compensation more closely and objectively to the creation of shareholder value and to provide compensation comparable to that offered by similar companies. The amount of his award was determined based upon the goal of bringing his total compensation closer to total compensation as determined in the 1994 Towers Perrin market survey.

LONG-TERM INCENTIVE PLAN

	The Long-Term Incentive Plan approved by the shareholders in May 1992 is intended to reward employees who make important contributions to the continued growth, development and financial success of the Company, or its subsidiaries, and, thereby, to attract and retain such employees. It is the vehicle used for making the awards of options and restricted stock described above.

	The Plan also includes stock options granted under a prior plan which were outstanding at the time the Plan became effective. Grants of options under that prior Plan were made to executive officers and other key employees at 100% of the closing price on the New York Stock Exchange Composite Transactions at the date of grant and the options could not be exercised for two years from the date of grant.

BENEFITS ENCOURAGING OWNERSHIP OF COMPANY STOCK

	The executive officers also receive other benefits which are designed to facilitate stock ownership and which are available to all employees. The Company's Deferred Savings and Employee Stock Ownership (401(K)) Plan is available to all regular employees of the Company including officers. A member may elect to contribute a pretax maximum of 4% or 6% of qualifying pay, depending on years of service. The members contribtion is invested at the member's election, in a bond fund, Common Stock fund or fixed rate income fund for the employee's benefit. Depending on the employee's years of service, the Company matches 60%, 65% or 70% of the employee's contribution. The Company's match is in the form of Company Common stock. Thus, all participating employees, including executive officers, are beneficial owners of Company
Common Stock.

	The Company also facilitates employee stock ownership through its Dividend Reinvestment and Stock Purchase Plan, which enables employees, including executive officers, to purchase Company Common Stock at market prices regularly through payroll deductions.

				Personnel Committee

		J. P. Lucas, Chairman	T. H. Adams
		A. F. Cain				R. D. Corette
		K. Foster				B. D. Harris
		C. T. Hibbard			J. R. Jester
		C. Lehrkind, III		D. P. Lambros
		G. H. Selover			N. E. Vosburg


	PERFORMANCE GRAPH

	The following performance graph shows the five-year cumulative total return for the Company, the Standard & Poor's 500 and a group of utilities which comprise the Standard & Poor's 24 Electric Power Company Index:

	COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
	AMONG MONTANA POWER COMPANY (MPC), THE S & P 500 INDEX AND
	THE S & P ELECTRIC CO. INDEX


	Indexed\Cumulative Returns
	Base
	Period	Return	Return	Return	Return	Return
Company\Index Name	1990	1991	1992	1993	1994	1995
------------------	------	------	------	------	------	------

MONTANA POWER CO	  100	149.09	147.78	152.93	145.95	153.95
S&P 500 INDEX	  100	130.47	140.41	154.56	156.60	215.45
ELECTRIC COMPANIES	  100	130.18	137.84	155.21	134.92	176.87

*$100 INVESTED ON 12/31/90 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF
DIVIDENDS.  FISCAL YEAR ENDING DECEMBER 31.





		SUMMARY COMPENSATION TABLE

	The following table shows compensation paid by the Company for services rendered during the fiscal years 1995, 1994 and 1993 for named executive officers.

							All
Name and Principal		Annual	Long-Term Compensation		Other
   Position	Year	Compensation						Compensation(3)
				Securities    	LTIP	 	    ($)
			Salary ($)(1)Underlying   	Payouts
				Options (#)  	 ($)(2)
D. T. Berube	1995	322,500	      					6,468
CEO & Chairman of	1994	305,100	26,800					6,300
the Board	1993	274,100						6,296

R. P. Gannon	1995	257,185	      					6,468
Vice Chairman	1994	237,800	16,700					6,247
& President 	1993	225,000						5,846

J. J. Murphy	1995	227,558				     0		5,850
President &	1994	211,543	     0			22,704 	5,850
COO - Entech	1993	188,307						5,846

R. F. Cromer
President & COO 	1995	169,700	      					6,468
- Independent	1994	152,000	 9,700					6,219
Power Group	1993	136,000						5,439

A. K. Neill	1995	165,300	     					6,468
Executive V. P. -	1994	156,800	 8,300					6,300
Utility	1993	148,000						6,177

_________________

	(1)R. P. Gannon and J. J. Murphy's Annual Compensation includes $7,385 and $22,904 respectively received for selling vacation time back to the Company.
 The vacation sell-back is available to all employees.

	(2)Since 1995 performance measures were not met, Mr. Murphy's 1995 grant has been cancelled. His payout of $22,704 under the Entech Restricted Stock Plan resulted from the calculation of the extent to which 1994 performance measures were met.

	(3)All Other Compensation for the named executive officers is the value of the Company's matching contribution of stock made to the executives' accounts under the Deferred Savings and Employee Stock Ownership (401(K))
Plan sponsored by the Company.






	OPTION GRANTS IN LAST FISCAL YEAR

	The following table provides information with respect to the named executive officers, concerning individual grants of stock options at fiscal year-end.



	            INDIVIDUAL GRANTS
	Number of	 Percent of
	Securities	Total Options
	Underlying	 Granted to			Grant Date
	 Options	Employees in	Exercise or	Expiration	Present
Name	Granted(1)	Fiscal Year	Base Price(2)  Date	Value(3)
	   (#)	     (%)	   ($/SH)		  ($)
D. T. Berube	26,800	22.6	22.50 	05-22-2005	42,813(4)
R. P. Gannon	16,700	14.1	22.50 	05-22-2005	26,678
J. J. Murphy(5)	  -  	  - 	  -  	     -    	   -
A. K. Neill	 8,300	 7. 	22.50 	05-22-2005	13,259
R. F. Cromer	 9,700	 8.2	22.50 	05-22-2005	15,496


	(1)The options granted will be exercisable as follows: one-third beginning on January 1, 1996, one-third beginning on January 1, 1997 and one-third beginning on January 1, 1998, and thereafter for a period of ten years from the date of grant.

	(2)The Exercise price based on the closing price as reported in The Wall Street Journal as New York Stock Exchange - Composite Transaction, on date of grant, May 22, 1995.

	(3)The Binomial option pricing model was used to determine the present value of the options granted. The assumptions used in the Binomial equation to determine the present value are as follows: market price of stock - $22.50; exercise price of option - $22.50; stock volatility - 10.05%; annualized risk free interest rate - 5.67%; 10-year option term; and a stock dividend yield of 6.33%.

	(4)The exercise period for the options granted is ten years from the date of grant, however Mr. Berube's normal retirement will occur approximately three years from the date of grant, and the option must be exercised within three months of retirement. Therefore, the Binomial value calculated for Mr. Berube for this shorter exercise period, with all other assumptions the same, is $31,356.

	(5)Mr. Murphy, as an Officer of Entech, did not participate in the Option
Grant.



				AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
					AND FISCAL YEAR-END OPTION VALUES

	The following table provides information with respect to the named executive officers, concerning exercise of stock options at fiscal year-end.




		 Value
		Realized
		(Market
		Price at
	 Shares	Exercise	   Number of Securities
	Acquired	  Less	  Underlying Unexercised	   Value of Unexercised
	   on	Exercise	Options at Fiscal Year-End	  in-the-Money Options at
	Exercise	Price(1))	         (#)	 	Fiscal Year-End ($22.625(2))
       Name     	  (#)   	  ($)   	Exercisable	Unexercisable	Exercisable	Unexercisable

D. T. Berube	       0	       0	     31,800	       26,800	$     1,117	$     2,233
R. P. Gannon	       0	       0	     21,200	       16,700	$     2,946 	$     1,392
J. J. Murphy	   1,419	   7,296	     10,378	            0	$    39,929	$         0
A. K. Neill	       0	       0	     21,000	        8,300	$    35,790 	$       692
R. F. Cromer 	     265	     679	     14,616	        9,700	$     8,258	$       808

	(1)Based on the closing price as reported in The Wall Street Journal as New York Stock Exchange - Composite Transactions, of the Company's Common
Stock on date of exercise.

	(2)Based on the closing price as reported in The Wall Street Journal as New York Stock Exchange - Composite Transactions, of the Company's Common
Stock on December 31, 1995.






		LONG TERM INCENTIVE PLAN ("LTIP") - AWARDS IN LAST FISCAL YEAR

	The following table provides information with respect to the named executive officers, regarding each award made in the last completed fiscal year.



			Performance	Estimated Future Payouts Under
			 or Other	Non-Stock Price Based Plans(2)
Name	 Number of		Period Until
	Shares, Units 	Maturation	Threshold	Target	Maximum
	 or Rights	(1) 	or Payout	    $	   $	   $
	    (#)
			01/01/95
			  thru
D. T. Berube	26,800		12/31/97	57,888	128,640	160,800

			01/01/95
			  thru
R. P. Gannon	16,700		12/31/97	36,339	 80,160	100,200



J. J. Murphy(3)	   -  			   -  	    -  	   -

			01/01/95
			  thru
A. K. Neill	 8,300		12/31/97	18,061	 39,840	 49,800

			01/01/95
			  thru
R. F. Cromer	 9,700		12/31/97	20,952	 46,560	 58,200

	(1)Messrs. Berube, Gannon, Neill and Cromer also were awarded the right to receive the equivalent, in cash, of the value of the dividends on the number of options granted for the period January 1, 1995 through December 31, 1997, to the extent that certain performance criteria are achieved as described under Executive Officers Compensation in the Personnel Committee Report on Executive Compensation, supra.


	(2)The dividend equivalent estimates for Messrs. Berube, Gannon, Neill and Cromer are based upon the current $1.60 per share annual dividend.

	(3)Mr. Murphy, as an Entech Officer, did not participate in the Option-Dividend Equivalent Grant.

	RETIREMENT BENEFITS

	The table below illustrates the estimated annual benefits payable to executives under the Company's Retirement Plan (a qualified defined benefit plan) and under the Company's Benefit Restoration Plan for Senior Management
Executives (a non-qualified defined benefit plan for senior management executives).

	The table shows the estimated annual benefits payable upon retirement at age 65 based on the listed remuneration and years of service classifications calculated upon accrued benefits to January 1996.

	These benefits may be reduced if such persons retire before reaching age 65. The amounts presented in the table are based upon single life annuity calculations notwithstanding the availability of joint and survivor provisions provided by the qualified pension plan.


	PENSION PLAN PLUS BENEFIT RESTORATION

	                     Years
Remuneration	   15  	   20   	   25   	   30   	   35
 150,000	 92,475	102,967	 113,458	 123,950 	134,442
 175,000	108,100	120,467	 132,833	 145,200 	157,567
 200,000	123,725	137,967	 152,208	 166,450 	180,692
 225,000	139,350	155,467	 171,583	 187,700 	203,817
 250,000	154,975	172,967	 190,958	 208,950 	226,942
 275,000	170,600	190,467	 210,333	 230,200 	250,067
 300,000	186,225	207,967	 229,708	 251,450 	273,192
 325,000	201,850	225,467	 249,083	 272,700 	296,317
 350,000	217,475	242,967	 268,458	 293,950 	319,442
 375,000	233,100	260,467	 287,833	 315,200 	342,567
 400,000	248,725	277,967	 307,208	 336,450 	365,692

QUALIFIED PENSION PLAN
	The Retirement Plan (Plan) of the Company applies to all eligible regular employees including officers. Benefits are computed for all eligible employees by using the following formula: .95 of 1% of the highest consecutive three year average annual base compensation within the last ten years (Final Average Compensation) up to the appropriate Social Security Integration Level, plus 1.5 of 1% of the Final Average Compensation in excess of the Social Security Integration Level ($27,576 for a normal retiree (age 65) in 1996) times the number of credited years of service up to 35 years maximum. Remuneration covered by the Plan corresponds to that reported in the Cash Compensation Column of the Annual Compensation Table, less payments in lieu of vacation and payments made to the non-qualified retirement plan. As of March 1, 1996, credited years of service under the Plan are: 31 years for Mr. Berube, 29 years for Mr. Cromer, 22 years for Mr. Gannon, 18 years for Mr. Murphy, and 37 years for Mr. Neill.

NON-QUALIFIED BENEFIT RESTORATION PLAN FOR SENIOR MANAGEMENT EXECUTIVES
	Executive officers also participate in a non-qualified Benefit Restoration Plan for executive officers and certain other key employees.
The named executive officers participate in the Plan. This Plan provides for annual benefit payments upon retirement to the participant over the participant's lifetime or, in the event of the participant's death, to the participant's beneficiary for the remainder of a 15-year period commencing on the date of the participant's retirement. This benefit is in addition to the pension plan benefit.

	Life insurance which is carried on Plan participants is owned by a Rabbitrust. This life insurance helps fund the Plan. Participants in the Plan contribute to the cost of life insurance carried by the Company. All death proceeds are specifically directed to the Plan trust for the sole purpose of paying for Plan benefits and premium costs.

NON-QUALIFIED BENEFIT RESTORATION PLAN FOR DIRECTORS
	All Company Directors participated in a non-qualified retirement plan (the Benefit Restoration Plan for Directors). This Plan provides for annual benefit payments to vested participants upon retirement. It is intended to allow for supplemental income to the Director at the time of retirement or to beneficiaries in the event of the Director's death. The duration of the benefit payments will be over the lifetime of the participant or, in the event of the participant's death, the participant's designated beneficiary will be paid for the remainder of a 15-year period commencing on the date of the participant's retirement. A schedule of Director's benefits is as follows:


Years of Service	Annual Benefit	Years of Service	Annual Benefit
 1	$ 1,400	 6	$ 9,400
 2	$ 2,700	 7	$11,400
 3	$ 4,000	 8	$13,400
 4	$ 5,700	 9	$15,800
 5	$ 7,400	10	$18,500

	EMPLOYMENT AGREEMENTS

	The Company has entered into severance benefit agreements with Messrs. Berube, Cromer, Gannon, Murphy, and Neill to provide benefits under certain circumstances after a change of control of the Company if their employment is subsequently terminated without cause by the Company or with good reason by the employee. The initial term of the agreements runs through December 31, 1998, with the potential of year by year extensions thereafter.

	The agreements with Messrs. Berube, Cromer, Gannon, Murphy, and Neill provide that if, after a change of control, the employee is terminated by the Company without cause, or if the employee terminates his employment for good reason, the employee is entitled to (i) a lump sum payment in the amount of 299.9 percent of the base amount of his compensation, (ii) calculation of retirement benefits as if the employee had continued employment to Normal Retirement Date (as defined in the Retirement Plan for Employees of The Montana Power Company) subject to certain reductions and
(iii) continued participation in the Company's (or substantially equal substitute) life insurance, health insurance, dental insurance and disability insurance plan and other welfare benefit plans for a period of three years following termination. In the event that any amounts paid to Messrs. Berube, Cromer, Gannon, Murphy, or Neill under their agreements are subject to excise tax imposed under the Internal Revenue Code of 1986, the Company shall pay an additional amount (the "Gross-Up Payment") equal to the amount of any excise taxes and any state or federal taxes on the Gross-Up Payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	Blue Cross/Blue Shield of Montana, a health insurance company of which Alan F. Cain, a director of the Company, is CEO and President, administers the Company's and its subsidiaries' health plan for which it was paid
$510,440 in 1995.

ITEM 2.  	PROPOSED AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

INTRODUCTION

	The Board of Directors of the Company unanimously recommends that the shareholders vote in favor of amending Article VI of the Company's Restated Articles of Incorporation, which limits the liability of the Directors to the Company or its shareholders. The proposed amendment would conform
Article VI to the present Montana Business Corporation Act ("Act"), which was amended subsequent to the adoption of Article VI. Existing Article VI conforms to the Montana Business Corporation Act which was in effect at the time of its adoption.

EFFECT OF THE AMENDMENT

	Article VI, which conforms to the provisions of Section 35-1-216 of the Act as in effect at the time of its adoption, provides that:

	"No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for the breach of fiduciary duty as a Director; provided, however, that this Article VI shall not eliminate or limit the liability of a Director to the extent provided by applicable law (a) for a breach of a Director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions that constitute willful misconduct, recklessness, or a knowing violation of law, (c) under 35-1-409 of the Montana Code Annotated, (d) for a transaction from which the Director derives an improper personal benefit, or (e) for any act or omission occurring prior to the effective date of this Article VI. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal."

	Subsequent to the adoption of Article VI, Section 35-1-216 was amended to provide that the articles of incorporation of a corporation may set forth:

	"...a provision eliminating the liability of a director to the corporation or its shareholders for money damages for any actions taken or any failure to take any action, as a director, except liability for:

(i)	the amount of a financial benefit received by a director to which the director is not entitled;

(ii)	an intentional infliction of harm on the corporation or the
shareholder;

(iii)	a violation of 35-1-713; or

(iv)	an intentional violation of crimination law."

Section 35-1-409 formerly set forth, and Section 35-1-713 presently sets forth, the liabilities of directors for unlawful distribution of corporate assets.

	The proposed amendment, which conforms to the present provisions of
Section 35-1-216, would revise Article VI to read as follows:

	"No Director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any actions taken or any failure to take any action, as a Director, except liability for: (a) the amount of a financial benefit received by a Director to which the Director is not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) a violation of 35-1-713 of the Montana Code Annotated; or, (d) an intentional violation of criminal law. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal."

PURPOSE OF AMENDMENT

	The purposes of the amendments to Section 35-1-216 of the Act and of the proposed amendment to Article VI are the same: to state more precisely the limitations of directors liability for monetary damages to corporations and their shareholders. The Official Comments accompanying the amendment of
Section 35-1-216, which quote the American Bar Association Official Comments on the Revised Model Business Corporations Act ("RMBCA"), from which the Montana law is drawn verbatim, state that:

	(a) The existing law does not allow a corporation to limit directors' liability if the actions amount to "willful misconduct, recklessness, or knowing violation of law." MCA Section 35-1-202(2)(a)(v)(B) [now repealed]. The standard under the RMBCA is an "intentional infliction of harm" standard. The Committee was convinced that the "intentional infliction of harm" standard was superior. The ABA Official Comment expressed the sentiments of the
Committee:
	Because adoption of a liability-limitation provision is left to the decision of the shareholders, they are given considerable latitude in the extent to which they are permitted to limit directors' liability. Accordingly, the exceptions to the statute are few and narrow. As important as validating the shareholders' right to determine for themselves the extent of the directors' liability is stating the limits of this right in terms promoting a clear understanding of the conduct which is and which is not included in the limitation of liability. Terms such as "duty of loyalty," "good faith," "bad faith," and "recklessness" seem no more precise than (and therefore as potentially expansive as) "gross negligence." All of these formulations are characterizations of conduct rather than definitions of it. Characterizations by nature tend to be more elastic than definitions.
	Directors should be afforded reasonable predictability; they are entitled to know whether a contemplated course of action will result in personal liability for money damages. Limits on their exculpation from liability are appropriate but should be expressed in terms that minimize the opportunity for after-the-fact second-guessing.
	The language of the exceptions to section 2.02(b)(4) [subsection
(2)(d) of this section] is intended to express the parameters of the shareholders' right to limit the directors' liability in terms that will promote predictability. First, some types of improper conduct are so clearly without any societal benefit that the law should not appear to endorse such conduct, especially in the case of a state-created entity such as a corporation. Second, any liability limitation will be prospective and, therefore, by definition, the shareholders will not be able to know in advance the exact nature or extent of any claims that they may be giving up. Third, the public has an interest in encouraging good corporate governance. While the exceptions to the shareholders' right to limit liability are few and narrow, they validate important standards of conduct. Finally, in many cases, there will be shareholders who do not vote in favor of the liability limitation. For these shareholders, there should be an irreducible core of protection, especially in view of the fact that in some cases the votes of the directors themselves as shareholders may be sufficient to approve adoption of the provision.

	The Board of Directors believes that the proposed amendment of Article VI to reflect the new statutory language would be of benefit both to the directors and to the shareholders. Replacing imprecise characterizations of conduct with the definitions contained in the amended Section 35-1-216 creates more certainty in determining the extent of the limitations on a director's liability and in determining those liabilities for which a director cannot be exempted. This certainty will aid the directors in determining the scope of their authority in managing the Company, and the shareholders in determining the limitations of such authority.

VOTE REQUIRED

	Adoption of the proposed amendment will require the affirmative vote of the holders of a majority of the shares present and voting.

	THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF AMENDING ARTICLE VI OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION, WHICH LIMITS THE LIABILITY OF THE DIRECTORS TO
THE COMPANY OR ITS SHAREHOLDERS.

SECTION 16(A) COMPLIANCE

	Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission ("SEC") regulations, the Company's directors, certain officers, and greater than 10 percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

	To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements were complied with, except for one late report filed by Mr. Gannon reporting a gift of shares from his mother-in-law to his wife. The gift was made unbeknownst to either Mr. Gannon or his wife.

	RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

	Price Waterhouse has been selected by the Board of Directors upon recommendation of its Audit Committee as the independent accountants for the Company and its subsidiaries for the year 1996.

	A representative of Price Waterhouse will be present at the shareholders' meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions. The same firm has audited the Company's accounts for many years.

	GENERAL

	The cost of soliciting proxies will be borne by the Company. Solicitation will be made by mail and may also be made by the Company's Officers or other regular employees, personally or by telephone. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners.

	The Company has selected Beacon Hill Partners, Inc. to assist in the solicitation of proxies by personal interviews and telephone for a fee of $4,000. The Company will also pay the customary charge of brokers and nominees for forwarding proxy material to beneficial owners.

SUBMISSION OF SHAREHOLDER PROPOSALS

	Proposals of shareholders intended to be presented at next year's Annual Meeting, including nominations of Directors to be elected at such meeting, must be received by the Office of the Secretary, The Montana Power Company, 40 East Broadway, Butte, Montana 59701-9394, no later than November 30, 1996.

					By Order of the Board of Directors


					Pamela K. Merrell
					Vice President and Secretary



MAP TO CIVIC CENTER
1340 Harrison Avenue, Butte, MT 59701



	PREFERRED STOCK

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specification is made, this proxy will be voted "FOR" Items 1 and 2.


ACCOUNT NUMBER	Dated _________________________, 1996

	X ___________________________________

	X ___________________________________
	     Signature of Shareholder


Please mark, date, sign and return this proxy in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stock is registered in joint tenancy, all tenants must sign the proxy.




	THE MONTANA POWER COMPANY - ANNUAL MEETING, MAY 14, 1996
	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. T. Berube, R. P. Gannon and R. M. Ralph, and each of them, with power of substitution, proxies to represent, and to vote all stock of the undersigned at the Annual Meeting of Shareholders of The Montana Power Company to be held in Butte, Montana, on May 14, 1996 at 10:00 a.m., and at any and all adjournments thereof.

1.	ELECTION OF DIRECTORS:

 _	FOR all nominees listed below			 _	WITHHOLD AUTHORITY
	(except as marked contrary below)			to vote for all nominees
										listed below

	Adams, Berube, Cain, Gannon, Jester, Lucas, Selover

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name here:



The Board of Directors recommends a vote "For" Item 2.

 2.	Adopt the Amendment to the Articles of Incorporation.

 _	FOR				 _	AGAINST				_	ABSTAIN

	(CONTINUED AND TO BE FILLED IN AND SIGNED ON REVERSE SIDE)




	COMMON STOCK

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specification is made, this proxy will be voted "FOR" Items 1 and 2.


ACCOUNT NUMBER	Dated _________________________, 1996

	X ___________________________________

	X ___________________________________
	     Signature of Shareholder


Please mark, date, sign and return this proxy in the accompanying envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stock is registered in joint tenancy, all tenants must sign the proxy.




	THE MONTANA POWER COMPANY - ANNUAL MEETING, MAY 14, 1996
	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints D. T. Berube, R. P. Gannon and R. M. Ralph, and each of them, with power of substitution, proxies to represent, and to vote all stock of the undersigned at the Annual Meeting of Shareholders of The Montana Power Company to be held in Butte, Montana, on May 14, 1996 at 10:00 a.m., and at any and all adjournments thereof.

 1.	ELECTION OF DIRECTORS:

 _	FOR all nominees listed below			 _	WITHHOLD AUTHORITY
	(except as marked contrary below)			to vote for all nominees
										listed below

	Adams, Berube, Cain, Gannon, Jester, Lucas, Selover

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name here:



The Board of Directors recommends a vote "For" Item 2.

 2.	Adopt the Amendment to the Articles of Incorporation.

 _	FOR				 _	AGAINST				_	ABSTAIN

	(CONTINUED AND TO BE FILLED IN AND SIGNED ON REVERSE SIDE)











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